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Exhibit 99.1

BURNHAM PACIFIC BOARD APPROVES DISSOLUTION

        SAN DIEGO, CA June 27, 2002 — Burnham Pacific Properties, Inc. (NYSE: BPP) today announced that its Board of Directors has approved the transfer of Burnham's remaining assets to (and the assumption of its remaining liabilities by) the co-trustees of the BPP Liquidating Trust, Scott C. Verges and Douglas Wilson (the "Trustees"), and the dissolution of Burnham on June 28, 2002, in accordance with Burnham's Plan of Complete Liquidation and Dissolution. As previously announced by Burnham, June 27, 2002 (the "Record Date") was the last day of trading of Burnham common stock on the New York Stock Exchange, and Burnham's stock transfer books were closed as of the close of business on such date.

        Burnham also announced that on June 28, 2002, it will file a Form 15 with the Securities and Exchange Commission to terminate the registration of Burnham common stock under the Securities Exchange Act of 1934 and that it will cease filing reports under that act. However, the Trustees will issue to beneficiaries of the BPP Liquidating Trust and file with the Commission annual reports on Form 10-K and current reports on Form 8-K.

        As previously announced, under the terms of the Liquidating Trust Agreement to be entered into by Burnham, Scott C. Verges and Douglas Wilson on June 28, 2002, each stockholder of Burnham on the Record Date (each, a "beneficiary"), automatically will become the holder of one unit of beneficial interest ("Unit") in the BPP Liquidating Trust for each share of Burnham common stock then held of record by such stockholder. All outstanding shares of Burnham common stock will be automatically deemed cancelled, and the rights of beneficiaries in their Units will not be represented by any form of certificate or other instrument. Stockholders of Burnham on the Record Date will not be required to take any action to receive their Units. The Trustees will maintain a record of the name and address of each beneficiary and such beneficiary's aggregate Units in the BPP Liquidating Trust. Subject to certain exceptions related to transfer by will, intestate succession or operation of law, the Units will not be transferable, nor will a beneficiary have authority or power to sell or in any other manner dispose of any Units.

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  Exhibit 99.1
BURNHAM PACIFIC BOARD APPROVES DISSOLUTION